Exhibit 10.1

March 17, 2016

Mr. Steve Okland

17536 Cabin Hill

Black Forest, CO 80908

Dear Steve:

It gives me great pleasure to present you with this formal offer of employment with Second Sight Medical Products, Inc. (Second Sight), for the position of Commercial Vice President, North America, reporting directly to Will McGuire, President and CEO. Your annual salary will be $260,000 which equates to $10,833.34 on a semi-monthly basis.

Second Sight offers the following benefit package*:

•	Two weeks paid vacation annually, which is based on an accrual basis
•	Paid sick time
•	Ten paid holidays per calendar year
•	Paid life insurance
•	Short and long-term disability insurance
•	Voluntary Employee Stock Purchase Plan
•	40IK tax-sheltered Savings Plan with company match
•	Group health, dental and vision insurance for you and your eligible dependents paid with employer and employee contributions
•	Executive health reimbursement plan
•	Tuition reimbursement, should you be interested in furthering your education along certain professional related lines
•	Voluntary flexible spending account – you may choose to participate in one or more of the options offered: before tax insurance premiums, health spending account and/or dependent or elder care spending account
•	Bonus plan with annual target equal to 35% of base salary. A portion of bonus (50 to 100%) to be paid quarterly based on achievement of goals. Max payout equal to 130% of target payout with overachievement of stated goals. Details of bonus plan to be agreed to after start of employment.
•	Upon Board approval, you will also be issued an option to purchase 150,000 shares of Second Sight common stock according to Second Sight’s Stock Option Plan.

*AII benefits subject to change on annual basis.

Acceptance of this offer does not require relocation from Colorado and establishment of permanent residence in the Los Angeles area. However, should your job responsibilities change such that relocation is deemed necessary, a competitive relocation package will be provided with terms to be agreed to by both parties.

As part of your employment, you must be able to travel Domestic/International at least 50% of the time (sometimes more). You will receive reimbursement for all reasonable and prudent expenses incurred in the normal conduct of Company business.

Second Sight Medical Products, Inc.

12744 San Fernando Road - Bldg. 3

Sylmar, CA 91342-USA

Tel: +1(818) 833-5000 - Fax: +1 (818) 833-5067

www.2-sight.com

Additionally, this offer is subject to the following conditions. First, employment with Second Sight is not for a specific term and is at the mutual consent of yourself and Second Sight. Accordingly, either party can terminate the employment relationship, at will, with or without cause, at any time. Second, employment disputes will be subject to a mutual Arbitration Agreement that provides for any and all disputes arising out of employment with the company; that the parties are entitled to reasonable discovery; and that Second Sight will bear the costs for the arbitration proceedings.

This offer is contingent upon a successful completion of a background screening and post-employment drug screen, along with your ability to meet the requirements of the Immigration Reform and Control Act (1996). In order to comply with this legal obligation, you must provide proof of your eligibility to legally work in the United States of America and complete an Employment Eligibility Verification form (I-9) within three days of hire.

This agreement and any additions or amendments thereto shall be governed in accordance with the laws of the State of California. The terms and conditions set forth in this offer letter, if accepted by you, will be the entire agreement between the Company and you with regard to your employment and will supersede any other agreements, whether written or oral, with regard to the subject of employment.

Your expected start date is March 28, 2016. This offer is contingent upon our receipt of your written or telegraphic acceptance no later than the close of normal business March 21, 2016. If you do not provide notification of your acceptance by the date previously mentioned, we will assume that you decline the offer. Should you have any questions regarding the details of this offer, please contact Janella Quintero, Human Resources Manager, at (818) 833-5043.

Sincerely,

Will McGuire

Second Sight Medical Products, Inc.

President and CEO

I ACKNOWLEDGE THAT I HAVE READ, UNDERSTAND, ACCEPT AND AGREE TO THE TERMS OF EMPLOYMENT:

/s/ Steve Okland	3/21/2016
Signature	Date